        This filing pursuant to Rule 424(b)(5) is identical to the filing made on January 28, 2004, relating to Protective Life Secured Trust 2004-6, under CIK 0000310826 (Protective Life Insurance Company). We are making this filing for the sole purpose of including an optional "serial" tag in the header of the electronic submission to indicate that a reporting entity separate from the Depositor is issuing the Notes. The Prospectus and Prospectus Supplement referred to herein are contained in the filing pursuant to Rule 424(b)(3) made on December 31, 2003 under CIK 0000310826 (Protective Life Insurance Company).

Pricing Supplement No. 6 Dated: January 26, 2004 (To Prospectus Dated December 15, 2003, and Prospectus Supplement dated December 30, 2003) This Pricing Supplement consists of 3 pages.	Filed pursuant to Rule 424(b)(5) File No. 333-100944

Protective Life Insurance Company
Depositor
InterNotes®
Issued Through
Protective Life Secured Trust 2004-6

1.
The Notes

Trade Date: 01/26/2004
Original Issue Date: 01/29/2004
Minimum Denominations/Increments: $1000/$1000

CUSIP	PRINCIPAL AMOUNT	PRICE TO PUBLIC	CONCESSION	NET PROCEEDS TO THE TRUST	INTEREST RATE
74367CAF2	$3,809,000	100%	$45,708.00	$3,763,292.00	4.000%
INTEREST PAYMENT FREQUENCY	STATED MATURITY DATE		SURVIVOR'S OPTION	REDEMPTION YES/NO	REPAYMENT YES/NO
SEMI-ANNUAL	01/15/2011		YES	NO	NO
SECURITIES EXCHANGE LISTING YES/NO			FUNDING AGREEMENT NO.
NO			GA-6005

Terms of Survivor's Option:

Annual Put Limitation:	[X] $2,000,000 or 2%; or [ ] $ or %
Individual Put Limitation:	[X] $250,000; or [ ] $
Trust Put Limitation:	Not Applicable.

Optional Redemption Terms: Not Applicable.

Optional Redemption Dates:
Initial Redemption Percentage:
Annual Percentage Reduction (if any):
Redemption:	[ ] In whole only and not in part [ ] May be in whole or in part

Optional Repayment Terms: Not Applicable.

Optional Repayment Dates:
Optional Repayment:	[ ] In whole only and not in part [ ] May be in whole or in part

Form of trust: [X] Delaware statutory trust [    ] Delaware common law trust

Trust Expiration Date: 01/15/2011

Special Tax Considerations: Not Applicable.

Rating of Notes: S&P AA        Moody's Aa3

Securities Exchange Listing: [X] No [   ] Yes, Name of Exchange:

Additional Terms: Not Applicable.

Agents:

  Banc of America Securities LLC
  Incapital LLC
  A.G. Edwards & Sons, Inc.
  Bear, Stearns & Co. Inc.
  Charles Schwab & Co., Inc.
  Citigroup
  Edward D. Jones & Co., L.P.
  Fidelity Capital Markets, A Division of National Financial Services LLC
  Merrill Lynch & Co.
  Morgan Stanley
  Prudential Securities
  Raymond James
  RBC Dain Rauscher, Inc.
  UBS Financial Services, Inc.
  Wachovia Securities

2.
The Funding Agreement(s)

Funding Agreement Issuer: Protective Life Insurance Company

Deposit Amount: $3,809,015

Issue Price: $3,763,307

Effective Date: 01/29/2004

Interest Rate: 4.000%

Interest Payment Frequency: SEMI-ANNUAL

Stated Maturity Date: 01/15/2011

Survivor's Option: [X] Yes [    ] No

        If yes:

Annual Put Limitation:	[X] $2,000,000 or 2%; or [ ] $ or %
Individual Put Limitation:	[X] $250,000; or [ ] $
Trust Put Limitation:	Not Applicable.

Redemption: [    ] Yes [X] No

Early Redemption Dates:
Initial Redemption Percentage:
Annual Percentage Reduction (if any):
Redemption:	[ ] In whole only and not in part [ ] May be in whole or in part

Repayment: [    ] Yes [X] No

Repayment Dates:
Repayment:	[ ] In whole only and not in part [ ] May be in whole or in part

Rating of Funding Agreement: S&P AA        Moody's Aa3

Additional Terms: Not Applicable.

3.
Other Information

Certain matters regarding the notes and their offering will be passed upon:

  •
  for each trust and Protective Life by Nancy Kane, internal legal counsel to Protective Life (as to New York law); and

  •
  for each trust and Protective Life by William L. McCarty, internal legal counsel to Protective Life (as to certain matters of Tennessee law).